UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 6, 2011

FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	1-11917	42-1411715
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 University Avenue, West Des Moines, Iowa		50266-5997
(Address of principal executive offices)		(Zip Code)

(515) 225-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2011, FBL Financial Group, Inc. (“FBL Financial Group”) entered into a stock purchase agreement (the “Agreement”) by and among FBL Financial Group and the following controlled affiliates of Guggenheim Partners, LLC, GPFT Holdco, LLC, Acorn Holdco, LLC and Guggenheim Life and Annuity Company (collectively, the “Guggenheim Purchasers”). Under the terms of the Agreement, the Guggenheim Purchasers will acquire all of the common stock of FBL Financial Group's subsidiary, EquiTrust Life Insurance Company, an Iowa domiciled insurance company (“EquiTrust”), for a preliminary purchase price of $440 million in cash. Closing and post-closing adjustments will be made to adjust the preliminary purchase price for changes in adjusted statutory net worth of EquiTrust from March 31, 2011 through the closing date. Upon the closing, FBL Financial Group's subsidiary, Farm Bureau Life Insurance Company, will retain a limited portion of the existing EquiTrust business related to certain variable universal life and variable annuity products, as well as a small amount of fixed life and annuity products, that were distributed through various unaffiliated third parties through 2010.

The Agreement contains customary representations, warranties and covenants of the parties, as well as post-closing indemnification obligations and restrictions on FBL Financial Group's ability to solicit EquiTrust employees and contract with certain EquiTrust producers. In addition to other customary termination rights, the Agreement may be terminated in certain circumstances if the closing has not occurred by June 30, 2012 (subject to automatic extension to September 30, 2012 under certain circumstances). The transaction is subject to customary closing conditions, including the receipt of regulatory approval from the Iowa Insurance Division. The transaction is not subject to approval by FBL Financial Group's shareholders. The transaction is currently expected to close on or about December 30, 2011.

In connection with the transaction, FBL Financial Group will provide certain transition services to EquiTrust following the closing for a period of six months, subject to extensions by EquiTrust for up to an additional six-month period.

A copy of the Agreement has been filed herewith as Exhibit 2.1 and is incorporated herein by reference, and the description set forth above is qualified in its entirety by the full text of the Agreement.

Item 8.01 Other Events

On October 6, 2011, the Board of Directors of FBL Financial Group approved a plan to repurchase up to $200 million of shares of Class A common stock in the open market or through privately negotiated transactions, with the timing and terms of the purchases to be determined by management of FBL Financial Group. There is no guarantee as to the timing of any repurchases or the exact number of shares, if any, that FBL Financial Group will repurchase.

On October 7, 2011, FBL Financial Group announced that a portion of the sale proceeds will be used to redeem FBL Financial Group's $175 million of public debt, comprised of $75 million of 5.85% Senior Notes due 2014 and $100 million of 5.875% Senior Notes due 2017, in accordance with the terms of the notes. These notes are expected to be redeemed on or about January 30, 2012, assuming a year-end 2011 closing of the EquiTrust transaction, at the applicable make-whole redemption price. The aggregate redemption price to redeem both series of notes is currently estimated to be approximately $207 million based on recent U.S. treasury yields. The actual aggregate redemption price may be materially different as the calculations depend on the applicable U.S. treasury yields on the third business day before the redemption date.

Additionally, in conjunction with the consummation of the EquiTrust transaction, $50 million of FBL Financial Group's $100 million 6.10% Senior Notes due 2015, held solely by affiliates, will be redeemed on or about the closing date from Farm Bureau Property & Casualty Insurance Company, an affiliate of FBL Financial Group. Following this redemption, it is expected that $50 million of 6.10% Senior Notes due 2015, will remain outstanding with $25 million held by Farm Bureau Property & Casualty and, subject to receipt of a waiver of the mandatory redemption provision in these notes, $25 million held by an investment affiliate of Iowa Farm Bureau Federation, FBL's majority shareholder. Farm Bureau Property & Casualty has waived the mandatory redemption provision with respect to $25 million of these notes that would be triggered by the consummation of the EquiTrust transaction.

On October 7, 2011, FBL Financial Group issued a news release regarding the pending EquiTrust transaction, the plan to repurchase shares and the redemption of certain of its senior notes. The news release is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

2.1	Stock Purchase Agreement, dated as of October 6, 2011, by and among FBL Financial Group, Inc, GPFT Holdco, LLC, Acorn Holdco, LLC and Guggenheim Life and Annuity Company

99.1     News Release of FBL Financial Group dated October 7, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBL FINANCIAL GROUP, INC.
Registrant

Date: October 7, 2011

/s/ James P. Brannen
James P. Brannen
Chief Financial Officer

EXHIBIT INDEX

Exhibit No:    Description
Exhibit 2.1    Stock Purchase Agreement, dated as of October 6, 2011, by and among FBL Financial Group, Inc., GPFT
Holdco, LLC, Acorn Holdco, LLC and Guggenheim Life and Annuity Company

Exhibit 99.1    News Release of FBL Financial Group dated October 7, 2011